As filed with the Securities and Exchange Commission on June 15, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abacus Global Management, Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	85-1210472 (I.R.S. Employer Identification No.)
333 South Garland Avenue, Suite 1500, Orlando FL (Address of Principal Executive Offices)	32801 (Zip Code)

Abacus Global Management, Inc. 2026 Long-Term Equity Incentive Plan
(Full title of the plan)

William H. McCauley
333 South Garland Avenue, Suite 1500
Orlando, FL 32801
(Name and address of agent for service)

(800) 561-4148
(Telephone number, including area code, of agent for service)

Copies to:

William H. McCauley 333 South Garland Avenue, Suite 1500 Orlando, FL 32801 Telephone: (800) 561-4148	Thomas V. Bohac Troutman Pepper Locke LLP 111 South Wacker Drive, Suite 4100 Chicago, IL 60606 Telephone: (312) 443-0337

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering 17,000,000 shares of common stock, par value $0.0001, (“Common Stock”) of Abacus Global Management, Inc. (the “Registrant”) reserved for issuance pursuant to the grant of certain equity awards that the Registrant may issue to its employees, directors, and consultants (“Participants”) under the Abacus Global Management, Inc. 2026 Long-Term Equity Incentive Plan (the “2026 LTIP”). The Registrant’s stockholder’s approved the 2026 LTIP on June 3, 2026 at the Registrants annual meeting of stockholders.
PART I — INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to Participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
    The following documents filed by the Registrant with the Commission are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Commission on March 13, 2026.
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as filed with the Commission on May 11, 2026.
(c)The Registrant’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 21, 2026, as amended by the Definitive Additional Materials on Schedule 14A filed with the Commission on April 29, 2026.
(d)The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) on January 30, 2026 (with respect to Item 8.01 only), March 18, 2026, April 21, 2026, and May 27, 2026.
(e)The description of the Registrant’s Common Stock contained in Exhibit 4.9 to its Annual Report on Form 10-K, filed with the Commission March 13, 2026, including any amendment thereto or report filed for the purpose of further updating such description.
(f)All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, subsequent to the date of this registration statement (excluding any documents or portions of such documents that are furnished and any exhibits included with such documents), and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a party of this registration statement.
Item 6.    Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation includes such provisions, and the effect of this provision is to restrict the Registrant’s rights and the rights of the Registrant’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. We note that these provisions may be held not to be enforceable for violations of the federal securities laws of the United States. Moreover, the Certificate of Incorporation and Amended and Restated Bylaws provide indemnification and advancement of expenses for the Registrant’s directors and officers to the fullest extent permitted by Section 102(b)(7) of the DGCL and any other applicable law, subject to certain limitations, which include those described in this paragraph.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by law. In some cases, the provisions of these indemnification agreements may be broader than the specific indemnification provisions contained under the DGCL and any other applicable law.
Item 8.    Exhibits.
    An Exhibit Index appears on page 6 hereof and is incorporated herein by reference.
Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculating of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
No.         Description

5.1*	Opinion of Troutman Pepper Locke LLP
10.1	Abacus Global Management, Inc. 2026 Long-Term Equity Incentive Plan, incorporated by reference from the Company's Form 8-K filed on June 4, 2026
23.1*	Consent of Grant Thornton LLP
23.3*	Consent of Troutman Pepper Locke LLP (contained in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on the signature page of this registration statement)
107*	Calculation of Filing Fee Table

*Filed herewith.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on June 15, 2026.

Abacus Global Management, Inc.

By:	/s/ William H. McCauley
William H. McCauley
Chief Operating Officer &
Chief Financial Officer

POWERS OF ATTORNEY
AND
SIGNATURES

Each person whose signature appears below constitutes and appoints Jay J. Jackson, William H. McCauley, Alexei Solomon, Thomas V. Bohac, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this registration statement, registration statements filed pursuant to Rule 429 under the Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 15, 2026.

Signature	Title

/s/ Jay J. Jackson	President and Chief Executive Officer (Principal Executive Officer)
Jay Jackson

/s/ William H. McCauley	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)
William McCauley

/s/ Alexei Solomon	Chief Accounting Officer and Treasurer (Principal Accounting Officer)
Alexei Solomon

/s/ Todd Sean McNealy	Director
Todd Sean McNealy

/s/ Adam Gusky	Director
Adam Gusky

/s/ Karla Radka	Director
Karla Radka

/s/ Cornelis Michiel van Katwijk	Director
Cornelis Michiel van Katwijk

/s/ Thomas W. Corbett, Jr.	Director
Thomas W. Corbett, Jr.

/s/ Mary Beth Schulte	Director
Mary Beth Schulte